EXHIBIT 11.1
                              QUANTUM CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE
                      (In thousands except per share data)

                                                        Three Months Ended
                                                   June 29,          June 30,
                                                    1997              1996
                                                  -------            -------
PRIMARY
Weighted average number of common
      shares during the period                    131,805            110,922
Incremental common shares attributable
      to exercise of outstanding options            9,076              4,770
                                                  -------            -------

Total shares                                      140,881            115,692

Net Income                                         96,514              3,843

Net income per share                                 0.69               0.03
                                                  -------            -------

FULLY DILUTED
Weighted average number of common
      shares during the period                    131,806            110,924
Incremental common shares attributable
      to exercise of outstanding options and
      conversion of 6 3/8% convertible
      subordinated debentures and 5%
      convertible subordinated notes                9,079             39,464
                                                  -------            -------

Total shares                                      140,885            150,388

Net income:
      Net income                                   96,514              3,843
      Add 6 3/8% convertible subordinated
          debentures and 5% convertible
          subordinated notes interest,
          net of income tax effect                      0              3,627
                                                  -------            -------

Net income, as adjusted                            96,514              7,470

Net income per share                                 0.69               0.05*
                                                  -------            -------


* The primary net income per share is shown in the statements of income as both primary and fully diluted, as the effect of the assumed conversion of the subordinated debentures is anti-dilutive.


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